Exhibit 21.1

VIZIO Holdings, Inc.

Subsidiaries

Subsidiary	State of Incorporation / Formation
VIZIO, Inc.	California
VIZIO Investments, L.L.C.	Delaware
Cognitive Media Networks, Inc.	Delaware